Exhibit 99.1

CONTACT:	Gary S. Maier
310-972-5124

MOTORCAR PARTS OF AMERICA ANNOUNCES
APPOINTMENT OF FORMER FORD EXECUTIVE TO BOARD

LOS ANGELES, CA – January 4, 2021 – Motorcar Parts of America, Inc.

 (Nasdaq: MPAA) today announced the appointment of Jamy Rankin to its board of directors --reflecting the company’s strong commitment to board diversity and solid corporate governance policies.

The Motorcar Parts of America board now consists of ten directors, nine of whom are independent.

“Jamy offers a wealth of automotive aftermarket experience that will be invaluable to the company as we continue to grow. We look forward to her advice and counsel at an exciting time in the company’s evolution,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America, Inc.

Rankin, 57, most recently served as president and chief executive officer of Ford Component Sales, LLC, a wholly owned subsidiary of Ford Motor Company -- overseeing component sales to other original equipment manufacturers and the aftermarket industry.

Rankin serves on the board of Bronner Brothers, Inc., one of the largest private African American hair and skin care product producers in the United States. She was a long-time member of the board of visitors at Howard University School of Business.

 Rankin holds a Bachelor of Science degree in industrial engineering from the University of Pittsburgh and a Master of Business Administration degree in marketing and strategy from the University of Chicago. She received the Distinguished Alumni award in 2014 from the University of Pittsburgh School of Industrial Engineering, and currently serves on its board of visitors. She was a long-time member of the Executive Leadership Council and is a life member of the National Black MBA Association.  Past honors include being named one of the top women in the automotive industry by On-Wheels magazine and receiving the National Women of Color Technology award.

About Motorcar Parts of America

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Motorcar Parts of America, Inc. is a remanufacturer, manufacturer, and distributor of automotive aftermarket parts -- including alternators, starters, wheel bearing and hub assemblies, brake calipers, brake master cylinders, brake power boosters, rotors, brake pads and turbochargers utilized in imported and domestic passenger vehicles, light trucks, and heavy-duty applications.  In addition, the company designs and manufactures test solutions for performance, endurance and production testing of electric motors, inverters, alternators, starters, and belt starter generators for the OE, aerospace, and aftermarket. Motorcar Parts of America’s products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with facilities located in New York, California, Mexico, Malaysia, China and India, and administrative offices located in California, Tennessee, Mexico, Singapore, Malaysia, and Canada.  Additional information is available at www.motorcarparts.com.

 The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors.  Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in
June 2020 and in its Forms 10-Q filed with the SEC for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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